news release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
NOVEMBER 2, 2018

Chevron Reports Third Quarter Net Income of $4.0 Billion

•	Record quarterly oil-equivalent production of 2.96 million barrels per day, 9 percent higher than a year earlier

•	Third quarter cash flow from operations of $9.6 billion

•	Share repurchases of $750 million

San Ramon, Calif., Nov. 2, 2018 – Chevron Corporation (NYSE: CVX) today reported earnings of $4.0 billion ($2.11 per share - diluted) for third quarter 2018, compared with $2.0 billion ($1.03 per share - diluted) in the third quarter of 2017. Included in the current quarter were a write-off, an asset impairment, and a non-recurring contractual settlement totaling $930 million in the upstream segment, and a gain of $350 million on the sale of southern Africa refining, marketing and lubricant assets. Foreign currency effects decreased earnings in the 2018 third quarter by $51 million, compared with a decrease of $112 million a year earlier.
Sales and other operating revenues in third quarter 2018 were $42 billion, compared to $34 billion in the year-ago period.
Earnings Summary

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2018	2017	2018	2017
Earnings by business segment
Upstream	$3,379	$489	$10,026	$2,859
Downstream	1,373	1,814	2,939	3,935
All Other	(705)	(351)	(1,871)	(710)
Total (1)(2)	$4,047	$1,952	$11,094	$6,084
(1) Includes foreign currency effects	$(51)	$(112)	$343	$(351)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Third quarter earnings more than doubled from a year ago,” said Chairman and CEO Michael Wirth. “Our strong financial results reflect higher production and crude oil prices coupled with a continued focus on efficiency and productivity.”
“Quarterly cash flow from operations of $9.6 billion was the highest it has been in nearly five years,” Wirth added. “This allowed us to pay the dividend, fund our capital program, strengthen the balance sheet, and repurchase $750 million of the company’s common stock.”
“Net oil-equivalent production of 2.96 million barrels per day represents our highest quarter ever. Ramp-up of Wheatstone in Australia and the Permian Basin in Texas and New Mexico drove a production increase of 9 percent over the prior year quarter.”
“We also completed the sale of our southern Africa refining, marketing and lubricant assets, keeping us on track to meet our asset sales targets,” Wirth added.

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UPSTREAM
Worldwide net oil-equivalent production was 2.96 million barrels per day in third quarter 2018, compared with 2.72 million barrels per day from a year ago.

U.S. Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2018	2017	2018	2017
Earnings	$828	$(26)	$2,314	$(48)
U.S. upstream operations earned $828 million in third quarter 2018, compared with a loss of $26 million a year earlier. The improvement reflected higher crude oil realizations and production, partially offset by higher depreciation and exploration expenses, primarily reflecting a $550 million write-off of the Tigris Project in the Gulf of Mexico.
The company’s average sales price per barrel of crude oil and natural gas liquids was $62 in third quarter 2018, up from $42 a year earlier. The average sales price of natural gas was $1.80 per thousand cubic feet in third quarter 2018, unchanged from the prior year’s third quarter.
Net oil-equivalent production of 831,000 barrels per day in third quarter 2018 was up 150,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico and base business in the Gulf of Mexico were partially offset by the impact of asset sales of 19,000 barrels per day. The net liquids component of oil-equivalent production in third quarter 2018 increased 25 percent to 654,000 barrels per day, while net natural gas production increased 14 percent to 1.06 billion cubic feet per day.

International Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2018	2017	2018	2017
Earnings*	$2,551	$515	$7,712	$2,907
*Includes foreign currency effects	$(42)	$(164)	$295	$(441)
International upstream operations earned $2.55 billion in third quarter 2018, compared with $515 million a year ago. The increase in earnings was mainly due to higher crude oil and natural gas realizations, and higher natural gas sales volumes. Foreign currency effects had a favorable impact on earnings of $122 million between periods. The 2018 quarter included charges totaling $380 million for an asset impairment and a contractual settlement.
The average sales price for crude oil and natural gas liquids in third quarter 2018 was $69 per barrel, up from $48 a year earlier. The average sales price of natural gas was $6.73 per thousand cubic feet in the quarter, compared with $4.76 in last year’s third quarter.
Net oil-equivalent production of 2.13 million barrels per day in third quarter 2018 was up 89,000 barrels per day from a year earlier. Production increases from major capital projects, primarily Wheatstone and Gorgon in Australia, were partially offset by maintenance-related downtime, production entitlement effects and normal field declines. The net liquids component of oil-equivalent production decreased 5 percent to 1.13 million barrels per day in the 2018 third quarter, while net natural gas production increased 18 percent to 5.95 billion cubic feet per day.

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DOWNSTREAM

U.S. Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2018	2017	2018	2017
Earnings	$748	$640	$1,847	$1,743
U.S. downstream operations earned $748 million in third quarter 2018, compared with earnings of $640 million a year earlier. The increase was primarily due to higher equity earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC and lower tax expense, partially offset by higher operating expenses.
Refinery crude oil input in third quarter 2018 decreased 2 percent to 915,000 barrels per day from the year-ago period. Refined product sales of 1.23 million barrels per day were unchanged from third quarter 2017.

International Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2018	2017	2018	2017
Earnings*	$625	$1,174	$1,092	$2,192
*Includes foreign currency effects	$(7)	$15	$48	$(27)
International downstream operations earned $625 million in third quarter 2018, compared with $1.17 billion a year earlier. The decrease in earnings was largely due to lower gains on asset sales. The absence of third quarter 2017 gains on asset sales more than offset the current quarter gain from the southern Africa asset sale. Lower margins on refined product sales also contributed to the decrease, partially offset by lower operating expenses. The sale of the company’s Canadian assets in third quarter 2017 contributed to the lower margins and operating expenses. Foreign currency effects had an unfavorable impact on earnings of $22 million between periods.
Refinery crude oil input of 710,000 barrels per day in third quarter 2018 decreased
91,000 barrels per day from the year-ago period, mainly due to the sale of the company’s Canadian refining asset in third quarter 2017 and crude unit maintenance at the refineries in Thailand and Singapore.
Total refined product sales of 1.44 million barrels per day in third quarter 2018 were down 8 percent from the year-ago period, primarily due to lower diesel, gasoline and jet fuel sales partially offset by higher fuel oil sales.

ALL OTHER

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2018	2017	2018	2017
Net Charges*	$(705)	$(351)	$(1,871)	$(710)
*Includes foreign currency effects	$(2)	$37	$0	$117
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.

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Net charges in third quarter 2018 were $705 million, compared with $351 million in the year-ago period. The change between periods was mainly due to higher tax items and interest expense, partially offset by lower employee expense. Foreign currency effects had an unfavorable impact on earnings of $39 million between periods.

CASH FLOW FROM OPERATIONS
Cash flow from operations in the first nine months of 2018 was $21.5 billion, compared with $14.2 billion in the corresponding 2017 period. Excluding working capital effects, cash flow from operations in 2018 was $23.3 billion, compared with $14.8 billion in the corresponding 2017 period. The 2017 results were retrospectively adjusted to conform to new accounting standards that became effective for the company in first quarter 2018.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first nine months of 2018 were $14.3 billion, compared with $13.4 billion in the corresponding 2017 period. The amounts included $4.1 billion in 2018 and $3.3 billion in 2017 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 88 percent of the companywide total in the first nine months of 2018.

# # #
NOTICE
Chevron’s discussion of third quarter 2018 earnings with security analysts will take place on Friday, November 2, 2018, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information and other complementary materials will be available under “Events and Presentations” in the “Investors” section on the Chevron website.

As used in this press release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” ”guidance,” “focus,” “on schedule,” “on track,” "is slated,” “goals,” “objectives,” “strategies,” “opportunities,” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries, or other natural or human causes beyond the company’s control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the impact of the 2017 U.S. tax legislation on the company’s future results; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 19 through 22 of the company’s 2017 Annual Report on Form 10-K. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended September 30		Nine Months Ended September 30
REVENUES AND OTHER INCOME	2018	2017	2018	2017

Sales and other operating revenues (1)	$42,105	$33,892	$118,564	$98,293
Income from equity affiliates	1,555	1,036	4,685	3,502
Other income	327	1,277	738	2,311
Total Revenues and Other Income	43,987	36,205	123,987	104,106
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	24,681	18,776	70,658	54,607
Operating, selling, general and administrative expenses (2)	6,003	5,956	17,657	16,869
Exploration expenses	625	239	960	508
Depreciation, depletion and amortization	5,380	5,109	14,167	14,614
Taxes other than on income (1)	1,259	3,213	3,966	9,149
Interest and debt expense	182	35	558	134
Other components of net periodic benefit costs (2)	158	219	344	485
Total Costs and Other Deductions	38,288	33,547	108,310	96,366
Income Before Income Tax Expense	5,699	2,658	15,677	7,740
Income tax expense	1,643	672	4,540	1,589
Net Income	4,056	1,986	11,137	6,151
Less: Net income attributable to noncontrolling interests	9	34	43	67
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$4,047	$1,952	$11,094	$6,084

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$2.13	$1.03	$5.84	$3.23
- Diluted	$2.11	$1.03	$5.79	$3.21

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,900,717	1,882,650	1,899,044	1,881,026
- Diluted	1,917,474	1,895,879	1,916,562	1,894,764

(1) The three-month and nine-month comparative periods ended September 30, 2017, include excise, value-added and similar taxes of $1,867 million and $5,315 million, respectively, collected on behalf of third parties. Beginning in 2018, these taxes are netted in "Taxes other than on income"
in accordance with ASU 2014-09.
(2) 2017 adjusted to conform to ASU 2017-07 - Employee Compensation (Topic 715).

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Upstream
United States	$828	$(26)	$2,314	$(48)
International	2,551	515	7,712	2,907
Total Upstream	3,379	489	10,026	2,859
Downstream
United States	748	640	1,847	1,743
International	625	1,174	1,092	2,192
Total Downstream	1,373	1,814	2,939	3,935
All Other (1)	(705)	(351)	(1,871)	(710)
Total (2)	$4,047	$1,952	$11,094	$6,084

SELECTED BALANCE SHEET ACCOUNT DATA	Sep. 30, 2018	Dec. 31, 2017
Cash and Cash Equivalents	$9,686	$4,813
Marketable Securities	$60	$9
Total Assets	$256,606	$253,806
Total Debt	$36,110	$38,763
Total Chevron Corporation Stockholders' Equity	$153,575	$148,124

	Nine Months Ended September 30
CASH FLOW FROM OPERATIONS (Preliminary) (3)	2018	2017
Net Cash Provided by Operating Activities	$21,467	$14,245
Net Decrease (Increase) in Operating Working Capital	$(1,882)	$(548)
Net Cash Provided by Operating Activities Excluding Working Capital	$23,349	$14,793

	Three Months Ended September 30		Nine Months Ended September 30
CAPITAL AND EXPLORATORY EXPENDITURES (4)	2018	2017	2018	2017
United States
Upstream	$1,903	$1,201	$5,166	$3,406
Downstream	377	367	1,155	1,049
Other	72	63	156	132
Total United States	2,352	1,631	6,477	4,587
International
Upstream	2,639	2,715	7,524	8,501
Downstream	132	110	341	297
Other	1	—	3	1
Total International	2,772	2,825	7,868	8,799
Worldwide	$5,124	$4,456	$14,345	$13,386
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1).
(3) 2017 adjusted to conform to Accounting Standards Updates 2016-15 and 2016-18 - Statement of Cash Flow (Topic 230).
(4) Includes interest in affiliates:
United States	$61	$130	$218	$476
International	1,350	984	3,897	2,776
Total	$1,411	$1,114	$4,115	$3,252

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3

OPERATING STATISTICS (1)	Three Months Ended September 30		Nine Months Ended September 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2018	2017	2018	2017
United States	654	525	599	520
International	1,133	1,194	1,155	1,206
Worldwide	1,787	1,719	1,754	1,726
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,061	932	1,011	988
International	5,951	5,053	5,731	5,001
Worldwide	7,012	5,985	6,742	5,989
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	831	681	768	684
International	2,125	2,036	2,110	2,040
Worldwide	2,956	2,717	2,878	2,724
SALES OF NATURAL GAS (MMCF/D):
United States	3,334	3,455	3,343	3,288
International	5,681	4,978	5,379	5,018
Worldwide	9,015	8,433	8,722	8,306
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	188	137	178	142
International	96	90	96	94
Worldwide	284	227	274	236
SALES OF REFINED PRODUCTS (MB/D):
United States	1,234	1,225	1,220	1,206
International (5)	1,435	1,556	1,449	1,484
Worldwide	2,669	2,781	2,669	2,690
REFINERY INPUT (MB/D):
United States	915	931	900	924
International	710	801	721	760
Worldwide	1,625	1,732	1,621	1,684

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	54	56	53	52
Venezuela Affiliate	24	29	24	29
(3) Includes natural gas consumed in operations (MMCF/D):
United States	34	34	34	37
International	567	545	569	523
(4)    Oil-equivalent production is the sum of net liquids production, net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	368	369	369	360